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                                                               Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in Corporate Property Associates 14 Incorporated's Annual Report on Form 10-K for the y ear ended December 31, 2001. We also consent to the incorporation by reference of our report dated March 15, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY
July 18, 2002